CONFIRMING STATEMENT


     This Statement confirms that the undersigned, ROBERT E. HALLAGAN, has authorized and designated each of Ronald G. Geary, L. Bryan Shaul or Ralph G. Gronefeld, Jr., signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership or transactions in securities of Res-Care, Inc. The authority of Ronald G. Geary, L. Bryan Shaul and Ralph G. Gronefeld, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Res-Care, Inc., unless earlier revoked in writing. The undersigned acknowledges that Ronald G. Geary, L. Bryan Shaul and Ralph G. Gronefeld, Jr. are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. The undersigned hereby revokes any prior confirming statement filed with the Securities and Exchange Commission.

Date:    June 23, 2004



                                                        /s/ Robert E. Hallagan
                                                        Robert E. Hallagan